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                                                                    Exhibit 99.3

[LOGO]

CONTACT:                                  FOR IMMEDIATE RELEASE

Jane F. Casey
Vice President
(203) 661-1926 ext. 6619


                    BLYTH, INC. ALIGNS SENIOR MANAGEMENT TEAM
                              WITH STRATEGIC VISION
      RICHARD T. BROWNING APPOINTED PRESIDENT, CANDLE CORPORATION WORLDWIDE
                        ROBERT H. BARGHAUS NAMED NEW CFO

GREENWICH, CT, USA, March 15, 2001: Blyth, Inc. (NYSE: BTH) today announced that it has aligned its senior management team with its strategic vision for continued growth. This strategic vision, which was first articulated by Chairman of the Board and CEO, Robert B. Goergen, last Fall, includes two distinct market segments in which the Company currently competes: candles and home fragrance products and non-fragranced products. The alignment offers the opportunity for Blyth to leverage its core competencies of research and development, global sourcing and corporate marketing.

Management expects growth in the candles and home fragrance products portion of the business to be primarily organic, both domestically and internationally, with the possibility of selective acquisitions. The Company continues actively to pursue strategic acquisitions in four areas on the non-fragranced side of the business: paper-related and seasonal decorative products and Away-From-Home products such as portable heating fuel and tabletop illumination products, leveraging businesses in which the Company is already engaged. Two newer, but related areas, giftware and premium personal care products have been identified.

Mr. Goergen announced the following alignment of his senior management team which, with Frank Mineo, who continues as President, PartyLite Worldwide, is positioned to achieve Blyth's strategic vision.

o Richard T. Browning has been appointed to the newly-created position of President, Candle Corporation Worldwide, overseeing Blyth's worldwide wholesale/retail candles and home fragrance businesses, including Candle Corporation of America, Endar Corp. and Fragrance Solutions in the United States, and the Colony Group, the Gies Group and Wax Lyrical in Europe. Mr. Browning joined Blyth in 1997 as Vice President, Finance and was later named Chief Financial Officer. The appointment builds on Mr. Browning's strong management background, which includes his position as President and CEO of Lea & Perrins, a division of Group Danone, the

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   French-based consumer products company, as well as senior management positions at General Foods, Philip Morris and Kraft International;
o Bruce G. Crain, has been appointed to the newly-created position of President of Global Services, assuming responsibility for all Company-wide core competencies, including Research & Development, Global Sourcing, Corporate Marketing Initiatives, Internet Strategy & E-Business Initiatives and global manufacturing for PartyLite Gifts;
o Elwood L. LaForge, Jr., President of Blyth's World Affiliate Group, continues to have responsibility for the non-fragranced products businesses, including JMC Impact, the Away-From-Home business, and the Company's two international joint ventures located in Brazil and Australia;
o Robert H. Barghaus, who recently joined Blyth as Vice President, Financial Planning, assumes the role of Chief Financial Officer. Mr. Barghaus comes to Blyth with over 20 years of consumer products experience in a variety of senior management positions, including Executive Vice President of Finance and Strategic Planning of Cahners Business Information, a division of Reed Elsevier. Prior to that he held the top financial position at Labbatt USA and key positions at May Department Stores, American Can Company and Arthur Anderson. Mr. Barghaus, a CPA, holds his BS from Rensselaer Polytechnic Institute and his MBA from Cornell University.

Blyth's home fragrance business today represents over $1 billion in net sales and is comprised of its U.S. - based subsidiaries PartyLite Gifts, Candle Corporation of America, Endar Corp. and Fragrance Solutions, and, in Europe, the Colony Group, the Gies Group and Wax Lyrical, its U.K. - based specialty retailer of candles and accessories. Products are sold in multiple channels of distribution, including direct to the consumer via a network of independent sales consultants, in the full range of wholesale and consumer retail channels, and internationally. Blyth's non-frangranced products today total approximately $130 million in net sales and include JMC Impact, which manufactures and markets paper-related products such as gift bags and tags, as well as seasonal decor, sold under the Jeanmarie(R) and Impact(R) brand names, and the Company's Away-From-Home businesses of portable heating fuels and tabletop illumination products, sold under the Sterno(R) and Handy Fuel(R) brand names. Net Sales for the twelve months ended January 31, 2001 totaled $1,197,197,000.

Commenting on the newly-aligned management team, Mr. Goergen said, "The organizational announcement made today is an important step towards ensuring the ability of our management team to execute its objectives and continue to grow our Company in the new Millennium using a focused approach. I believe that our team of proven leaders, along with the fresh perspective and strengths that Bob Barghaus brings as a financial veteran, is positioned effectively to achieve our strong sales and profit goals."

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and environmental fragrance products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R)

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brand, to retailers in the mid-tier and premium retail channels, under the
Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands, and in the mass retail channel under the Ambria(TM), Florasense(R) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of non-fragranced products, including decorative seasonal products for the consumer market, under the Jeanmarie(R) and Impact(R) brand names, and portable heating fuel and tabletop illumination products for the hotel, restaurant and catering trade, under the Sterno(R) and Handy Fuel(R) brand names.

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2000.

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